Exhibit 21.1
(1) LIST OF SUBSIDIARIES OF FELDMAN MALL PROPERTIES, INC.

COMPANY	JURISDICTION OF ORGANIZATION

Foothills Mall LLC	Delaware
Feldman Harrisburg General Partner Inc.	Pennsylvania
Feldman Equities General Partner Inc.	Pennsylvania
Feldman Equities Operating Partnership, LP	Delaware
Feldman Equities of Arizona, LLC	Arizona
Feldman Equities Management, LLC	Arizona
Feldman Equities Management, Inc.	Delaware
FMP Colonie Center LLC	Delaware
FMP Stratford LLC	Delaware
FMP Stratford JCP Parcel LLC	Delaware
Feldman Holdings Business Trust I	Maryland
Feldman Holdings Business Trust II	Maryland
FMP Tallahassee LLC	Delaware
FMP Northgate LLC	Delaware
FMP Northgate Outparcel LLC	Delaware
FMP Denton LP	Delaware
FMP Denton General Partner LLC	Delaware
FMP Kimco Foothills LLC	Delaware
FMP Kimco Foothills Member LLC	Delaware